Exhibit 10.4

EXECUTION VERSION

INCOME TAX RECEIVABLES AGREEMENT

Table of Contents

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	3

ARTICLE II

DETERMINATION OF OVERALL REALIZED TAX BENEFIT

Section 2.01.	Basis Adjustment; Pre-IPO NOLs	11
Section 2.02.	Basis Adjustment Schedule	12
Section 2.03.	Tax Benefit Schedule	12
Section 2.04.	Procedures, Amendments	13
Section 2.05.	Section 754 Election	14

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01.	Payments	14
Section 3.02.	No Duplicative Payments	15
Section 3.03.	Continuity of Interest	15

ARTICLE IV

TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	16
Section 4.02.	Early Termination Notice	17
Section 4.03.	Payment upon Early Termination	17

ARTICLE V

LATE PAYMENTS

Section 5.01.	Late Payments by the Corporation	18

ii

This INCOME TAX RECEIVABLES AGREEMENT (as amended from time to time, this “Agreement”), dated as of June 4, 2015, is hereby entered into by and among Evolent Health, Inc., a Delaware corporation (the “Corporation”), Evolent Health LLC, a Delaware limited liability company (the “LLC”), TPG Eagle Holdings, L.P., a Delaware limited partnership (“TPG Eagle”), Ptolemy Capital, LLC, a Delaware limited liability company (“Ptolemy”), The Advisory Board Company, a Delaware corporation (“ABCO”, and together with TPG Eagle and Ptolemy, the “Members”), UPMC, a Pennsylvania nonprofit corporation (“UPMC”), TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG BDH”), Premier Health Partners, an Ohio corporation (“Premier”), Oxeon Partners, LLC, a Delaware limited liability company (“Oxeon”), and Medstar Health, Inc., a Maryland corporation (“Medstar”, together with Premier and Oxeon, the “Customers”, and together with the Members, UPMC, and TPG BDH, the “Participants”).

RECITALS

WHEREAS, the Members hold limited liability company interests in the LLC, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the persons listed on Schedule A hereto (the “Holdco Stockholders”), in the aggregate, hold 72.0% of the capital stock of Evolent Health Holdings, Inc., a Delaware corporation (“Holdco”), on a fully diluted basis, directly or indirectly;

WHEREAS, TPG BDH, in the aggregate, holds 100% of the capital stock of TPG Eagle BL, LLC, a Delaware limited liability company, which is treated as a corporation for U.S. federal income tax purposes, (the “TPG Holdco”) directly or indirectly;

WHEREAS, Holdco and TPG Holdco, in the aggregate and as of immediately prior to the merger of Holdco and TPG Holdco with and into the Corporation, hold 64.9% of the limited liability company interests in the LLC;

WHEREAS, in the Reorganization Transactions (as defined below) and prior to the consummation of the IPO (as defined below), the Holdco Stockholders and TPG BDH will, respectively, cause Holdco and TPG Holdco to merge with and into the Corporation, with the Corporation surviving, in exchange for Class A Common Stock of the Corporation and the rights to payments of additional consideration as described in this Agreement, and the Corporation will become a public company pursuant to the IPO (as defined below);

WHEREAS, the mergers are intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Holdco and TPG Holdco have net operating losses that the Corporation will inherit in the Reorganization Transactions under Section 381 of the Code (the “Pre-IPO NOLs”);

WHEREAS, in connection with the Reorganization Transactions (as defined below) and the IPO (as defined below), the Corporation and the Members will enter into an exchange agreement under which the Members will have the right to exchange their Class B LLC Units (the “LLC Units”), in each case together with an equal number of shares of the Corporation’s Class B stock (the “Class B Stock”), for shares of the Corporation’s Class A stock (the “Class A Stock”), on a one-for-one basis, subject to customary adjustments;

WHEREAS, the LLC and each of its direct and indirect subsidiaries that are classified as partnerships for U.S. federal income tax purposes, if any, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which such an exchange will occur, which election is intended to result in an adjustment to the tax basis of the assets owned by the LLC and each of its direct and indirect non-corporate subsidiaries at the time of an exchange of LLC Units and Class B Stock for Class A Stock (including, for the avoidance of doubt, a disguised sale of the LLC Units pursuant to Section 707(a)(2)(B) of the Code), (an “Exchange”) (each such time, an “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Exchange, or the receipt of certain payments under this Agreement;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to (or by reference to) the effect of the Pre-IPO NOLs, the Basis Adjustments and Imputed Interest on the reported liability for Taxes of the Corporation and its subsidiaries (and the LLC and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the LLC and allocable to the Corporation or to members of the consolidated, combined, affiliated or unitary group of which the Corporation is a parent)); and

WHEREAS, as additional consideration in the Reorganization Transactions, the Corporation intends to pay certain amounts to TPG BDH and the Holdco Stockholders;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Adjusted Assets” is defined in the preamble of this Agreement.

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) agreed to by at least two of three of (i) TPG Eagle, TPG BDH and their successor and assigns, (ii) UPMC and its successors and assigns, and (iii) ABCO and its successors and assigns.

“Advisory Firm Report” shall mean a letter from the Advisory Firm engaged by the Corporation stating that the relevant schedule, notice or other information to be provided by the Corporation to the Participants and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Participants.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Allocable”: The portion of the Attributes of the Corporation for a Taxable Year that is “Allocable” to any present or former Participant, as applicable, other than the Corporation shall be determined in accordance with the following principles:

(i) The Basis Adjustment Attributes arising from a Basis Adjustment attributable to consideration paid by the Corporation on an Exchange Date in respect of the Exchange occurring on such date are Allocable to Participants in accordance with each Participant’s Exchange Sharing Percentage of such Basis Adjustments;

(ii) The Basis Adjustment Attributes arising from a Basis Adjustment attributable to consideration paid by the Corporation pursuant to this Agreement are Allocable to the Participant to whom such consideration was paid;

(iii) Imputed Interest Attributes are Allocable to such Participants that are required to include the related Imputed Interest in income (without regard to whether such Participant is actually subject to tax thereon); and

(iv) The NOL Attributes are Allocable to the Participants in accordance with each Participant’s NOL Sharing Percentage.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Attributes” means the Basis Adjustment Attributes, the NOL Attributes and the Imputed Interest Attributes.

“Basis Adjustment” means the adjustment to the tax basis of an Adjusted Asset under Section 732 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes) or Section 743(b) of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange or the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more LLC Units shall be determined without regard to any Pre-Exchange Transfer of such LLC Unit, and as if any such Pre-Exchange Transfer had not occurred. Immediately after any Section 732 Event, “Basis Adjustment” includes a portion of the tax basis of an Adjusted Asset equal to the Basis Adjustment attributable to such Adjusted Asset immediately prior to such Section 732 Event, and also includes, for this purpose, any adjustment in the basis of an asset pursuant to Section 1012 of the Code and Revenue Ruling 99-6, 1999-1 C.B. 432, due to an Exchange that causes the LLC to become an entity that is disregarded as separate from its owner for U.S. Federal income tax purposes; for the avoidance of doubt, any such asset shall be considered an Adjusted Asset.

“Basis Adjustment Attributes” means, for a Taxable Year, the total amount of depreciation, amortization, and other deductions, and related items and adjustments to gain or loss on disposition of assets not realized in a prior Taxable Year that are attributable to Basis Adjustments and would be allowable for such Taxable Year under applicable law if the Corporation had unlimited gross income and gains to utilize such items.

“Basis Adjustment Schedule” is defined in Section 2.02 of this Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) entitled to vote generally in elections of directors is held by the existing Corporation shareholders (determined immediately prior to such transaction and related transactions);

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons acting in concert to exercise Control (other than the Participants and their Affiliates). The term “control” for purposes of this clause (iii) shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition);

(iv) a transaction in which individuals who constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among shareholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Stock” is defined in the preamble of this Agreement.

“Class B Stock” is defined in the preamble of this Agreement.

“Code” is defined in the preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. Federal income Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the preamble of this Agreement.

“Exchange Date” is defined in the preamble of this Agreement.

“Exchange Sharing Percentage” means, for any Taxable Year, the percentage set forth in Schedule I to this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Founder Participant” means each of TPG Eagle, TPG BDH, ABCO and UPMC, and their successors and assignees.

“Holdco” is defined in the preamble of this Agreement.

“Holdco Stockholders” is defined in the preamble of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation and its subsidiaries (and the LLC and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the LLC and allocable to the Corporation or to members of the consolidated, combined, affiliated or unitary group of which the Corporation is a parent)) for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) using the Non-Stepped Up Tax Basis instead of the tax basis of the Adjusted Assets and (ii) assuming the Corporation does not have any Attributes for that Taxable Year and any prior Taxable Year. If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Hypothetical Tax Liability unless and until there has been a Determination.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Corporation’s payment obligations under this Agreement.

“Imputed Interest Attributes” shall mean, for a Taxable Year, the total amount of deductions not reflected in a prior Taxable Year that are attributable to Imputed Interest under this Agreement and would be allowable for such Taxable Year under applicable law if the Corporation had unlimited gross income and gains to utilize such items.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” shall mean the initial public offering of common stock of the Corporation pursuant to the Registration Statement.

“IRS” means the United States Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Participants under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Reuters Screen page “LIBO” or by any other publicly available source of such market rate for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC” is defined in the preamble of this Agreement.

“LLC Agreement” means the Third Amended and Restated Operating Agreement of the LLC, dated as of June 4, 2015.

“LLC Units” is defined in the preamble of this Agreement.

“Material Objection Notice” has the meaning set forth in Section 4.02 of this Agreement.

“Members” is defined in the preamble of this Agreement.

“NOL Attributes” means the Pre-IPO NOLs.

“NOL Sharing Percentage” means, for any Taxable Year, the percentage set forth in Schedule II to this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made or, immediately after any Section 732 Event, the tax basis that such asset would have had if the Basis Adjustment were not included in such asset’s tax basis.

“Objection Notice” has the meaning set forth in Section 2.04(a) of this Agreement.

“Overall Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation and its subsidiaries (and the LLC and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the LLC and allocable to the Corporation or to members of the consolidated, combined, affiliated or unitary group of which the Corporation is a parent)) for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Overall Realized Tax Benefit unless and until there has been a Determination.

“Overall Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation and its subsidiaries (and the LLC and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the LLC and allocable to the Corporation or to members of the consolidated, combined, affiliated or unitary group of which the Corporation is a parent)) over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Overall Realized Tax Benefit unless and until there has been a Determination.

“Participants” is defined in the preamble of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO NOLs” is defined in the preamble of this Agreement.

“Pre-Exchange Transfer” means any transfer of one or more LLC Units (i) that occurs prior to an Exchange of such LLC Units, and (ii) to which Section 743(b) applies.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1, as amended (File No. 333-203852) of the Corporation.

“Reorganization Transactions” shall mean generally those transactions described in the Registration Statement and any other transactions ancillary to such transactions to effect the post-IPO organizational structure of the Corporation and its Subsidiaries.

“Schedule” means any Basis Adjustment Schedule, Tax Benefit Schedule and any Early Termination Schedule.

“Section 732 Event” is defined in Section 2.01(b) of this Agreement.

“Sharing Percentage” means, with respect to each Participant, for any Taxable Year, the quotient (expressed as a percentage) obtained by dividing (x) such Participant’s Uncompensated Attributes for such Taxable Year by (y) the aggregate Uncompensated Attributes for such Taxable Year. A Participant’s Sharing Percentage with respect to a Taxable Year shall be adjusted, as appropriate, to take into account any amendments finalized pursuant to the procedures set forth in this Agreement and reflected on an Amended Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TPG Holdco” is defined in the preamble of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated Attributes” of a Participant for a Taxable Year means, (i) in the case of the first Taxable Year to which this Agreement applies, the gross amount of the Attributes for such Taxable Year (which, for clarity, include the NOL Attributes) that are Allocable to such Participant, and (ii) in the case of each succeeding Taxable Year, the sum of (x) the gross amount of the Attributes for such succeeding Taxable Year (which, for clarity, exclude the NOL Attributes) that are Allocable to such Participant, plus (y) such Participant’s Uncompensated Attributes for the prior Taxable Year, minus (z) the portion of the gross amount of the Attributes the benefits of which to the Corporation gave rise to the positive amount calculated in clause (A) of such Participant’s Tax Benefit Payment (if any) for such prior Taxable Year pursuant to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year, and any Pre-IPO NOLs, loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (ii) any deductions relating to the Basis Adjustments and the Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, (iii) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iv) any non-amortizable assets are deemed to be disposed of in a taxable sale on the fifteenth anniversary of the earlier of the date of the Basis Adjustment or the Early Termination Date for an amount sufficient to fully use the Basis Adjustments with respect to such assets and any short-term investments (as defined by GAAP) will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control which includes a taxable sale of any relevant asset, such asset shall be deemed disposed of at the time of the Change of Control (if earlier than such fifteenth anniversary), and (v) if an Early Termination is effected prior to an Exchange of all LLC Units, the Basis Adjustment shall be calculated as if the Exchange of any remaining LLC Units occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF OVERALL REALIZED TAX BENEFIT

Section 2.01. Basis Adjustment; Pre-IPO NOLs. The Corporation, on the one hand, and the Participants, on the other hand, acknowledge that, as a result of:

(a) an Exchange and pursuant to applicable law, with respect to the Corporation, the basis in the Adjusted Assets shall be adjusted as determined under Sections 743 and 754 of the Code and the Treasury Regulations thereunder (provided that the LLC remains classified as a partnership for U.S. federal income tax purposes after giving effect to such Exchange);

(b) an actual or deemed liquidation of the LLC for U.S. federal income tax purposes or other transaction pursuant to which the tax basis of Adjusted Assets is determined in whole or in part pursuant to Section 732 of the Code (a “Section 732 Event”), the tax basis of such Adjusted Assets shall be adjusted to equal the distributee’s tax basis in the applicable interest in the LLC; and

(c) the Reorganization Transactions, the Corporation may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Corporation would otherwise be required to pay in the future.

Subject to Section 6.02, the Corporation, on the one hand, and the Participants, on the other hand, hereby agree to treat for all tax reporting purposes any payments made under this Agreement (i) to a Member in its capacity as such (and its assignees) as additional consideration for the applicable LLC Units exchanged by such Member, and (ii) to the other Participants and other than in their capacity as Members, as additional consideration described in Section 356(a)(1) of the Code pursuant to the merger of TPG Holdco and Holdco, as the case may be, with and into the Corporation, (except that, in either case to the extent required by law, payments to UPMC may be described in Section 356(a)(2) of the Code). The parties agree that (a) all payments to a Member in its capacity as such with respect to an Exchange pursuant to this Agreement (other than amounts accounted for as interest under the Code) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of such Member to Adjusted Assets for the Corporation or its wholly-owned Subsidiaries, as applicable, in the year of payment, and (b) as a result, such additional Basis Adjustments in respect of such Member will be incorporated into the current year calculation and into future year calculations, as appropriate under applicable law. For the avoidance of doubt, (i) Imputed Interest payments made under this Agreement shall be treated as interest income and shall not be treated as resulting in a Basis Adjustment or as additional consideration described in Section 356 of the Code, (ii) payments made under this Agreement to Participants that are not Members or that are not receiving payments in their capacity as Members (or in each case, their assignees) shall not be treated as resulting in a Basis Adjustment, (iii) in furtherance of clause (ii) of this sentence, the incremental amounts payable to ABCO (and its successors and assigns) pursuant to this Agreement as a result of ABCO having an “Exchange Sharing Percentage” with respect to the Basis Adjustment Attributes attributable to an Exchange by TPG Eagle or Ptolemy are payments to ABCO other than in its capacity as a Member and (iv) the incremental amounts payable to TPG Eagle and Ptolemy (and each of their successors and assigns), respectively, pursuant to this Agreement as a result of TPG Eagle and Ptolemy having an “NOL Sharing Percentage” with respect to Holdco are additional consideration described in Section 356(a)(1) of the Code pursuant to the merger of Holdco with and into the Corporation.

Section 2.02. Basis Adjustment Schedule. Within ninety (90) calendar days after the end of the Taxable Year in which a Section 732 Event or Exchange occurs, and in any event at least ninety (90) calendar days prior to the filing of the U.S. Federal income Tax Return of the Corporation for each Taxable Year in which any such Section 732 Event or Exchange has been effected, the Corporation shall deliver to each Participant a schedule that shows, in reasonable detail, the information required under Sections 732, 743(b) and 755 of the Code, and the Treasury Regulations thereunder, to calculate the Basis Adjustment with respect to such Section 732 Event or Exchange, including without limitation, (i) the Corporation’s proportionate share of the actual unadjusted tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to each class of the Adjusted Assets as a result of any Section 732 Event and each Exchanges effected in such Taxable Year, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (the “Basis Adjustment Schedule”). For the avoidance of doubt, for purposes of calculating Overall Realized Tax Benefit and Overall Realized Tax Detriment, Pre-IPO NOLs shall not be deemed to expire unless they actually expire unused for the purposes of computing the Corporation’s actual income tax liability.

Section 2.03. Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is an Overall Realized Tax Benefit or an Overall Realized Tax Detriment (or as soon as practicable thereafter), the Corporation shall provide to each Participant a schedule showing, in reasonable detail, the calculation of (i) the Overall Realized Tax Benefit or Overall Realized Tax Detriment for such Taxable Year, (ii) such Participant’s Sharing Percentage for such Taxable Year, (iii) such Participant’s Uncompensated Attributes for such Taxable Year (calculated by reference to the Attributes Allocable to such Participant), and (iv) such Participant’s Tax Benefit Payment for such Taxable Year (a “Tax Benefit Schedule”). Concurrently the Corporation shall also provide to each Participant all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(a)).

Subject to Section 4.03(a), the Overall Realized Tax Benefit or Overall Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase, respectively, in the actual liability for Taxes of the Corporation and its subsidiaries (and the LLC and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the LLC and allocable to the Corporation or to members of the consolidated, combined, affiliated or unitary group of which the Corporation is a parent)) for such Taxable Year (or portion thereof) attributable to the Basis Adjustments, the Imputed Interest, and the Pre-IPO NOLs, determined using a “with and without” methodology and shall be construed accordingly. For the avoidance of doubt, such actual liability for Taxes will take into account any deduction of Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Imputed Interest, and the Pre-IPO NOLs shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

Section 2.04. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to each Participant an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to each Participant schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to such Schedule and (y) allow each Participant reasonable access at no cost to the appropriate representatives at each of the Corporation and the applicable Advisory Firm in connection with a review of such Schedule. The applicable Schedule (or amendment) shall become final and binding on a Participant thirty (30) calendar days after such Participant receives such Schedule (or amendment) unless such Participant (if a Founder Participant) during such period provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the applicable Participants shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended (and, at the request of a Founder Participant, shall be amended if such amendment would result in a material increase in the amounts payable pursuant to this Agreement to one or more of the Founder Participants) from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified after the date the Schedule was provided to the Participants, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Overall Realized Tax Benefit or Overall Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change (relative to the amounts in the original

Schedule) in the Overall Realized Tax Benefit or Overall Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Adjustment Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to each Participant within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.04(a). Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including Basis Adjustments, the Schedules and the determination of the Overall Realized Tax Benefit and the Overall Realized Tax Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Tax Returns of the Corporation and its subsidiaries (and the LLC and its subsidiaries).

Section 2.05. Section 754 Election. The LLC (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) will have in effect an election under Section 754 of the Code for each Taxable Year during which an Exchange occurs and this Agreement remains in effect.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Timing of Payments. Within ten (10) Business Days of a Tax Benefit Schedule delivered to each Participant becoming final in accordance with Section 2.04(a), the Corporation shall pay (or cause to be paid) to each Participant for such Taxable Year an aggregate amount equal to such Participant’s Tax Benefit Payment for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of each Participant previously designated by each Participant to the Corporation or as otherwise agreed by the Corporation and such Participant. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income estimated tax payments.

(b) A Participant’s “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of (A) 85% of the sum of: (i) the product of the Overall Realized Tax Benefit, if any, for such Taxable Year multiplied by such Participant’s Sharing Percentage for such Taxable Year plus (ii) the product of the amount of the excess of the Overall Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Overall Realized Tax Benefit (or Overall Realized Tax Detriment, expressed as a negative number) reflected on the Tax Benefit Schedule for such previous Taxable Year, multiplied by such Participant’s Sharing Percentage for such previous Taxable Year, minus (iii) the product of the Overall Realized Tax Detriment, if any, for a previous Taxable Year (expressed as a positive number) multiplied by such Participant’s Sharing Percentage for such previous Taxable Year, minus (iv) the product of the excess of the Overall Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Overall Realized Tax Benefit (or Overall Realized Tax Detriment, expressed as a negative number) reflected on the Amended Schedule for such previous Taxable Year, multiplied by such Participant’s Sharing Percentage for such previous Taxable Year plus (B) 85% of the Interest Amount with respect to such Participant; provided, however, that to the extent that the amounts described in Section 3.01(b)(ii), (iii) and (iv) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, that the Participants shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” with respect to such Participant shall equal interest on the Participant’s respective shares of the Overall Realized Tax Benefits taken into account under clauses (A)(i) through (A)(iv) of the preceding sentence, calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the Taxable Year for which the Overall Realized Tax Benefit is being measured until the Payment Date. A Participant’s Tax Benefit Payment with respect to a Taxable Year may not be made until all Participants have been paid their applicable Tax Benefit Payments with respect to prior Taxable Years. In the event that a Determination results in the disallowance of any Attributes, appropriate adjustments shall be made to future payments pursuant to this Agreement so as to put the Participants in the same position (or as close as reasonably possible thereto) as if such disallowed Attributes were not the subject of this Agreement. A simplified example of the calculation of a Participant’s Tax Benefit Payment has been included as Exhibit A to this Agreement upon the review and approval of such example by the Founder Participants.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in (i) duplicative payment of any amount (including interest) required under this Agreement or (ii) payment of any amount described in clause (A) of Section 3.01(b) with respect to a Taxable Year that, when combined with the amounts described in clause (A) of Section 3.01(b) with respect to prior Taxable Years to which this Agreement applies, is in excess of (or less than) 85% of the aggregate Overall Realized Tax Benefit with respect to all such Taxable Years, and it is also intended that the sum of the Sharing Percentages of the Participants under this Agreement shall always equal 100%. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03. Continuity of Interest. It is intended that the mergers of TPG Holdco and Holdco with and into the Corporation constitute a reorganization described in Section 368(a)(1)(A) of the Code, and, to the extent a payment to a Participant pursuant to this Agreement (i) is intended to be treated as consideration described in Section 356 of the Code in respect of the merger of TPG Holdco or Holdco, as applicable, and (ii) as reasonably determined by the Corporation on the advice of counsel, would cause the shares of Class A Common Stock of the Corporation received in such applicable merger to constitute less than 40% of the aggregate consideration received by such

Participant in respect of such merger (a “COI Event”), then such Participant’s Sharing Percentage with respect to the payment or portion thereof so treated for each applicable Taxable Year shall be reduced proportionately (and each other Participant’s Sharing Percentage shall automatically be increased proportionately by an aggregate amount equal to such reduction) to the minimum extent necessary to avoid such COI Event (as reasonably determined by the Corporation on the advice of counsel), and the parties will reasonably cooperate in implementing the provisions of this Agreement to give effect to such adjustment.

ARTICLE IV

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to the payment of amounts contemplated hereunder by paying to each Participant its Early Termination Payment as determined pursuant to Section 4.03(b) . Upon payment of the Early Termination Payments by the Corporation, neither the Participants nor the Corporation shall have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Corporation and the Participants as due and payable but unpaid as of the Early Termination Notice or (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment). If an Exchange or Section 732 Event occurs after the Corporation exercises its termination rights under this Section 4.01(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange or Section 732 Event.

(a) (b) Change of Control; Breach of Material Obligations. In the event of a Change of Control or if the Corporation breaches a material obligation of this Agreement, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control (or date of the breach) and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control (or date of the breach), (2) any Tax Benefit Payment agreed to by the Corporation and the Participants as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control (or date of the breach). In the event of a Change of Control, the Early Termination Payment shall be paid no later than the date of such Change of Control. In the event of a Change of Control or if the Corporation breaches a material obligation under this Agreement, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and, in the event of a Change of Control, by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”. The parties agree that an unpaid aggregate outstanding balance of payments pursuant to this Agreement that exceeds $1,000,000 for at least six (6) months shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement upon the Corporation’s receipt of written notice from a Participant regarding such outstanding balance, unless (x) such payment is made by the Corporation within ten (10) Business Days of the delivery of such notice to the Corporation or (y) the Corporation reasonably determines (after taking into account the establishment of reasonable reserves) it does not have sufficient cash to pay such outstanding balance at the time of receipt of such notice, in which case the Corporation may, absent the occurrence of a Change of Control or any other breach by the Corporation of a material obligation of this Agreement, defer payment of such outstanding balance (subject to the interest provisions of Article V) until the earlier of (i) the Corporation having sufficient cash to pay such balance and (ii) the one-year anniversary of the receipt of the notice for such payment. The parties further agree that it will not be considered to be a breach of a material obligation under this Agreement for such unpaid aggregate outstanding balance to exceed $1,000,000 for fewer than six (6) months; provided that the interest provisions of Article V shall apply to any late payment. Further, the Founder Participants may by unanimous written agreement cause, in the event the Corporation breaches a material obligation of this Agreement, the obligations hereunder to not accelerate as a result of such breach.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Participant notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless a Participant, within thirty (30) calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Participants shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination. (a) Within five (5) Business Days after agreement between the Participants and the Corporation of the Early Termination Schedule, the Corporation shall pay to each Participant its Early Termination Payment; provided that, in the event of an Early Termination Payment in connection with a Change of Control, such Early Termination Payment shall be payable no later than the date of such Change of Control. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Participants or as otherwise agreed by the Corporation and the Participants.

(b) A Participant’s “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal the present value, discounted at the Early Termination Rate as of such date, of such Participant’s Tax Benefit Payments that would be required to be paid by the Corporation for each Taxable Year beginning from the Early Termination Date assuming the Valuation Assumptions are applied. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefits Payments that would be required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.09(b) of this Agreement.

ARTICLE V

LATE PAYMENTS

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Participants when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Participation in the Corporation and LLC Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the LLC, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to materially affect the Participants’ rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify each Participant of, and keep each Participant reasonably informed with respect to, the portion of any audit of the Corporation and the LLC by a Taxing Authority the outcome of which is reasonably expected to affect such Member’s rights and obligations under this Agreement, and shall give each Participant reasonable opportunity to provide information and participate in the applicable portion of such audit; provided, however, that the Corporation and the LLC shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Corporation and the Participants agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified in this Agreement and by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm engaged by the Corporation is replaced with another firm reasonably acceptable to the Corporation and the Participants, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those utilized by the previous Advisory Firm, unless otherwise required by law or the Corporation and the Participants agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of the Corporation and the Participants shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other parties and their representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other parties for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Evolent Health, Inc.

800 N. Globe Road, Suite 500

Arlington, VA 22203

Attention: Jonathan Weinberg

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: Andrew Needham

If to the Advisory Board Company:

The Advisory Board Company

2445 M St., NW

Washington, D.C. 20037

Attention: Evan Farber

Facsimile: (202) 266-5700

E-mail: farbere@advisory.com

with a copy to (which shall not constitute notice):

Skadden Arps Slate Meagher & Flom LLP

Attention: Jeremy D. London

Facsimile: (202) 661-8299

E-mail: Jeremy.London@skadden.com

If to TPG Eagle Holdings, L.P.:

TPG Eagle Holdings, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Thomas Holden

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com

If to TPG Growth II BDH, L.P:

TPG Growth II BDH, L.P

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Thomas Holden

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com

If to the University of Pittsburg Medical Center:

The University of Pittsburg Medical Center

U.S. Steel Building

600 Grant Street, 55th Floor

Pittsburgh, Pennsylvania 15219

Attention: Chief Legal Officer

Facsimile: (412) 647-9193

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

1500 K Street, N.W.

Washington, D.C. 20005-1209

Attention: Gerald McCartin

Facsimile: (202) 842-8465

E-mail: Gerald.McCartin@dbr.com

If to Premier Health Partners:

Premier Health Partners

110 N Main Street, Suite 900

Dayton, Ohio 45402

Attention: Chief Legal Officer

If to Oxeon Partners, LLC:

Oxeon Investments, LLC

413 W. 14th Street, Suite 404

New York, NY 10014

Attention: Chief Legal Officer

If to Medstar Health, Inc.:

Medstar Health, Inc.

5565 Sterrett Place, Suite 500

Columbia, Maryland 21044

Attention: Chief Legal Officer

If to Ptolemy Capital, LLC:

Ptolemy Capital, LLC

1250 Prospect St, Suite 200

La Jolla, California 92037

Attention: Michael R. Stone

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission (or similar electronic format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers. (a) Each Participant may assign any of its rights pursuant to this Agreement to any person , as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably acceptable to the Corporation, agreeing to become a “Participant” (and, in the case of a transfer by a Participant that is a Member, a “Member”) for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, on behalf of itself and the LLC, and by each of the Founder Participants, and, in the case of any amendment that materially and disproportionately affects the rights and obligations of the Customers hereunder, by each of the Customers. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably after good faith negotiations, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a) of this Section 7.08, the Corporation or any Founder Participant may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Participant (i) expressly consent to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint the Corporation as each Participant’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon such Participant in any such action or proceeding.

(c) (i) EACH PARTICIPANT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR

CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation.

(a) In the event that the Corporation and the Participants are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting or law firm (other than the Advisory Firm engaged by the Corporation), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Participants or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Adjustment Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. Each of the Corporation and the Participants shall bear their own costs and expenses of such proceeding unless (i) the Expert adopts the Participant’s position, in which case the Corporation shall reimburse out-of-pocket costs and expenses with respect to such Proceeding or (ii) the Expert adopts the Corporation’s position, in which case the Participant shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses with respect to such Proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Participants and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Participants. The Corporation shall provide evidence of such payment to the Participants, to the extent that such evidence is available.

Section 7.11. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets; Classification of LLC for U.S. Federal Income Tax Purposes.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) ITR Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporation’s affiliated, combined, unitary or consolidated group transfers (as determined for U.S. federal income tax purposes) one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income Tax Return under applicable state or local law), for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Overall Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

(c) The LLC shall at all times be classified for U.S. Federal income tax purposes as a partnership or a disregarded entity unless it receives the consent of the Founder Participants.

Section 7.12. Confidentiality. (a) Each Participant and each of their assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Participants. This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of the Participants in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Participants to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Participants (and each employee, representative or other agent of the Participants) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Participants relating to such tax treatment and tax structure.

(b) If any Participant or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Participant reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Participant (or direct or indirect equity holders in such Participant) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to the Participant or any direct or indirect owner of the Participant, then at the election of the Participant and to the extent specified by the Participant, this Agreement shall cease to have further effect with respect to such Participant and shall for clarity not apply to an Exchange by such Participant (insofar as such Participant is a “Member”) occurring after a date specified by the Participant, or may be amended in a manner reasonably determined by such Participant, provided that such amendment or termination (in whole or in part) shall not result in an increase in any payments owed by the corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EVOLENT HEALTH, INC.

by	/s/ Jonathan Weinberg
Name:	Jonathan Weinberg
Title:	General Counsel

EVOLENT HEALTH LLC

by	/s/ Jonathan Weinberg
Name:	Jonathan Weinberg
Title:	General Counsel

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TPG EAGLE HOLDINGS, L.P.

By	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

TPG GROWTH II BDH, L.P.

by	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE ADVISORY BOARD COMPANY

by	/s/ Evan Farber
Name:	Evan Farber
Title:	General Counsel and Corporate Secretary

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

UPMC

by	/s/ Robert A. DeMichiei
Name:	Robert A. DeMichiei
Title:	Executive Vice President and CFO

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PTOLEMY CAPITAL, LLC

by	/s/ Mitchell Otolski
Name:	Mitchell Otolski
Title:	Agent

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PREMIER HEALTH PARTNERS

by	/s/ Thomas Duncan
Name:	Thomas Duncan
Title:	Treasurer

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OXEON PARTNERS, LLC,

by	/s/ James Pak
Name:	James Pak
Title:	Chief Financial Officer

[Signature Page to Tax Receivables Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEDSTAR HEALTH, INC.,

by	/s/ Eric R. Wagner
Name:	Eric R. Wagner
Title:	Executive Vice President

[Signature Page to Tax Receivables Agreement]